Exhibit 3.2

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TECHTARGET HOLDINGS INC.

TechTarget Holdings Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

The name of the corporation is TechTarget Holdings Inc. The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of the State of Delaware was September 14, 1999 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Search Hitech.com, Inc.

2.

This Fifth Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”) amends and restates the Fourth Amended and Restated Certificate of Incorporation that was filed with the Secretary of the State of Delaware on May 22, 2007 (the “Fourth Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (as may be in effect from time to time, the “DGCL”).

3.	The Fourth Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is TechTarget Holdings Inc.

ARTICLE II

The Registered Office of the corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801. The name of the Registered Agent at such address upon whom process against this corporation may be served is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total amount of stock this corporation is authorized to issue is (One Hundred Five Million) 105,000,000 shares (number of authorized shares) with a par value of $0.001 per share.

ARTICLE V

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate or the Bylaws, from time to time, to amend, alter or repeal any provision of this Certificate in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a Director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

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THIS FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 3rd day of December, 2024.

TechTarget Holdings Inc.

By:	/s/ Daniel T. Noreck
Name:	Daniel T. Noreck

[Signature Page – TechTarget Holdings Inc. – Certificate of Incorporation]